BALDWIN & LYONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2009

TO THE SHAREHOLDERS OF BALDWIN & LYONS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Baldwin & Lyons, Inc. (the “Corporation”) will be held Tuesday, May 5, 2009 at 10:00 a.m., Indianapolis Time, at 1099 North Meridian Street, Indianapolis, Indiana 46204 for the following purposes:

1.	To elect thirteen (13) directors,
2.	To approve the 2009 Baldwin & Lyons, Inc. Executive Bonus Plan,
3.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Corporation, and
4.	To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 17, 2009, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

Shares of the Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

Date: April 6, 2009.

By Order of the Board of

Directors

Craig A. Morfas

Secretary

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND

PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON

BALDWIN & LYONS, INC.

PROXY STATEMENT

GENERAL INFORMATION

USE OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by Baldwin & Lyons, Inc. (the “Corporation”) of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, May 5, 2009, in accordance with the foregoing notice. The Proxy Statement and accompanying proxy card were mailed to shareholders on or about April 6, 2009.

The mailing address of the Corporation’s principal office is 1099 North Meridian Street, Indianapolis, Indiana 46204.

Any proxy may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date. Shares represented by a proxy, properly executed and returned to the Corporation, and not revoked, will be voted at the Annual Meeting.

Shares will be voted according to the directions of the shareholder as specified on the proxy. If no directions are given, the proxy will be voted FOR the election of the thirteen directors named as nominees in this Proxy Statement, FOR the approval of the 2009 Executive Bonus Plan and FOR the ratification of the appointment of Ernst & Young LLP as independent auditors for the Corporation. Any other matters that may properly come before the meeting will be acted upon by the persons named in the accompanying proxy in accordance with their discretion.

RECORD DATE AND VOTING SECURITIES

The close of business on March 17, 2009, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 17, 2009, the Corporation had 2,623,109 shares of Class A Common Stock outstanding and entitled to vote. Each share of Class A Common Stock is entitled to one vote. The vote can be exercised in person or by proxy. There are no other outstanding securities of the Corporation entitled to vote. There will be no cumulative voting for the election of directors.

Shares of Class B Common Stock are not entitled to vote and proxies are not being solicited in regard to the Class B shares.

EXPENSES OF SOLICITATION

All expenses of the solicitation of proxies will be paid by the Corporation. Officers, directors and other employees of the Corporation may solicit proxies by telephone or telegram or by special calls. The Corporation will also reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in forwarding proxies and proxy material to the beneficial owners of the Corporation’s stock.

BENEFICIAL OWNERS OF MORE THAN 5% OF THE CLASS A COMMON STOCK

The following table contains information concerning persons who, to the knowledge of the Corporation, beneficially owned on March 17, 2009, more than 5% of the outstanding voting securities of the Corporation:

Name and Address of Beneficial Owner (1)	Number of Class A Shares And Nature of Beneficial Ownership	Percent of Class A Shares
Shapiro Family Interests (in the aggregate) (2) 799 Central Avenue Highland Park, Illinois 60035 Nathan Shapiro Robert Shapiro Norton Shapiro Steven A. Shapiro	1,252,633 1,134,883 865,259 762,509 755,009	47.8% 43.3% 33.0% 29.1% 28.8%
John D. Weil 509 Olive Street St. Louis, Missouri (3)	334,000	12.7%

(1)	Shares as to which the beneficial owner has, or may be deemed to have, sole voting and investment powers as to Class A shares, except as otherwise noted.

(2)

Information with respect to the Shapiro family interests was obtained from Amendment No. 13 to Schedule 13D dated December 23, 1986, and Forms 4 and 5 as filed by such persons with the Securities and Exchange Commission and delivered to the Corporation, and additional information was provided by Nathan Shapiro. The amounts shown for the individuals are included in the amount shown for the Shapiro family interests in the aggregate. Nathan, Robert and Norton Shapiro are brothers and Steven Shapiro is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro. The Class A shares reported in the above table for the Shapiro family interests include 353,250 shares (13.47%) held of record by the Shapiro Family Limited Partnership – Gift Shares for which Nathan, Robert and Norton are each limited partners and beneficiaries as well as 178,500 shares (6.81%) held of record by Gelbart Fur Dressers, 41,250 shares (l.57%) held of record by Jay Ell Company and 178,125 shares (6.79%) held of record by Diversified Enterprises, all three of which are Illinois partnerships of which Nathan, Robert and Norton Shapiro are the general partners and 3,884 shares (.15%) held of record by Emlin Cosmetics, Inc., an Illinois corporation of which Nathan, Robert and Norton Shapiro are owners and as to which they share voting and investment powers. These shares, totaling 755,009 Class A shares (28.78%), are included in the listing for individual beneficial ownership of each of the Shapiro Family members listed above.

(3)

Information with respect to the interests of John D. Weil was obtained from Amendment No. 5 to Schedule 13D, dated February 21, 2006, as well as Forms 4 and 5 filed with the Securities and Exchange Commission and delivered to the Corporation. The shares reported include all shares held in the name of family members, family custodianships or family trusts of Mr. Weil. Mr. Weil has reported that he has sole voting and investment powers as to 185,000 Class A shares and shared voting and investment powers as to 149,000 Class A shares, subject to the limitation that Mr. Weil has declared that the Schedule 13D shall not be construed as an admission that he is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act, the beneficial owner of the securities covered by the Schedule 13D.

DIRECTORS AND NOMINEES

Thirteen (13) directors are to be elected to hold office until the 2010 Annual Meeting and until their respective successors are elected and qualified. The Corporation contemplates that all of the nominees will be able to serve. However, if any of the nominees are unable to serve, the persons named as proxies in the accompanying Proxy may vote for another nominee, or nominees according to their best judgment. All of the nominees are currently directors of the Corporation. None of the nominees are family-related, except Nathan, Robert and Norton Shapiro, who are brothers and Steven Shapiro, who is the son of Nathan Shapiro and nephew of Robert and Norton Shapiro. A majority of the nominees are Independent Directors within the meaning of applicable NASDAQ listing standards, as noted in the table on Page 5. Set forth in the following summaries is the age of each director and nominee, all offices held with the Corporation, the nominee’s principal occupation, a brief account of business experience during the past five years and other directorships.

STUART D. BILTON	Age 62	Director Since 1987

Mr. Bilton is currently the Chairman and C.E.O. of Aston Asset Management, LLC., a diversified institutional based investment management firm. Mr. Bilton was Vice Chairman of ABN AMRO Asset Management (US), Inc. and Chairman of ABN AMRO Funds, Inc. from 2003 until 2006 and President and Chief Executive Officer of ABN AMRO Asset Management, Inc. from 2001 to 2003.

JOSEPH J. DEVITO	Age 57	Director Since 1997

Mr. DeVito was named President and Chief Operating Officer of the Corporation in February, 2007 and is President and a director the Corporation’s wholly-owned subsidiaries, Protective Insurance Company (“Protective”) and Sagamore Insurance Company (“Sagamore”). Mr. DeVito has been employed by the Corporation since 1981.

OTTO N. FRENZEL IV	Age 49	Director Since 2008

Mr. Frenzel is currently Chairman of Kauffman Engineering and was formerly chairman of Symphony Bank.

GARY W. MILLER	Age 68	Director Since 1977

Mr. Miller has been Chairman and Chief Executive Officer of the Corporation since 1997 and was President of the Corporation from 1983 until February, 2007. He is also Chairman and Chief Executive Officer of each of the Corporation’s major wholly-owned subsidiaries. Mr. Miller has been employed by the Corporation since 1965.

JOHN M. O’MARA	Age 81	Director Since 1981

Mr. O’Mara is a business consultant and private investor. He was also a director of The Midland Company until April, 2008.

THOMAS H. PATRICK	Age 65	Director Since 1983

Mr. Patrick is a principal and co-owner of New Vernon Capital LLC, an investment management company. During 2002 and 2003, he was the Executive Vice Chairman, Finance & Administration of Merrill Lynch & Co., Inc., and prior thereto he held a number of executive positions with Merrill Lynch & Co., Inc. Mr. Patrick also serves as a director of Deere & Company and Computer Sciences Corporation.

JOHN A. PIGOTT	Age 77	Director Since 1997

Prior to his retirement in 1996, he served in various capacities at Anixter, Inc., including Director, Vice Chairman, President and Chief Executive Officer.

KENNETH D. SACKS	Age 44	Director Since 2007

Mr. Sacks is Principal and Chairman of the Board of Directors of JMB Insurance, Inc., an insurance brokerage company located in Chicago and has held various positions with that firm since 1992. Prior to his affiliation with JMB Insurance, Inc., Mr. Sacks was engaged in real estate portfolio management with JMB Realty Corporation in Chicago and Merrill Lynch Hubbard in New York.

NATHAN SHAPIRO	Age 72	Director Since 1979

Mr. Shapiro is the President of SF Investments, Inc., a broker/dealer in securities. Since December, 1977, he has also served as President of New Horizons, Inc., management consultants.

NORTON SHAPIRO	Age 76	Director Since 1983

Prior to his retirement, Mr. Shapiro he was Executive Vice President of National Superior Fur Dressing & Dyeing Co., Inc., a corporation engaged in the processing, cleaning and dressing of furs.

ROBERT SHAPIRO	Age 70	Director Since 1997

Mr. Shapiro is the President and Chief Executive Officer of Emlin Cosmetics, Inc.

STEVEN A. SHAPIRO	Age 44	Director Since 2007

Mr. Shapiro is Vice President of SF Investments, a broker/dealer in securities. Mr. Shapiro is also a member of Millennium Asset Advisers LLC, the General Partner in a series of investment limited partnerships, including the New Vernon Insurance Fund. Mr. Shapiro also serves on the Board of Directors of First Mercury Financial Corporation.

JOHN D. WEIL	Age 68	Director Since 1997

Mr. Weil is President of Clayton Management Co. and also serves as a director of Allied Healthcare Products, Inc. and PICO Holdings, Inc.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The composition and duties of the Audit Committee are described in the Audit Committee Report found on page 18 of this Proxy Statement.

Compensation and Employee Benefits Committee

All members of the Employee Benefits Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to compensation committee members. No interlocking relationship exists between any member of the Corporation’s Employee Benefits Committee and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

The executive compensation program is administered by the Compensation and Employee Benefit Committee of the Board of Directors (the “Committee”). The Committee oversees the administration of the Corporation’s employee benefits plans and establishes policies relating to compensation of employees. The Committee reviews all aspects of executive compensation and evaluates performance of the Corporation’s executive officers, including the Named Executive Officers of the Corporation. In addition, the Committee reviews, manages, and administers all of the stock option plans of the Corporation and, in the case of the Employee Plan, designates officers and key employees to receive options, and the number and terms of the options. All decisions by the Committee relating to the compensation of the Corporation’s executive officers are reviewed by the full Board before they are implemented. The Corporation’s Executive Compensation Discussion and Analysis is presented beginning on page 9 of this Proxy Statement.

Investment Committee

The Investment Committee controls and makes decisions concerning investments made by the Corporation and each of its wholly owned subsidiaries.

Strategic Planning Committee

The Strategic Planning Committee is responsible for working closely with management to identify new opportunities available to the Corporation as well as strategies for profitably expanding existing businesses. The Committee also has oversight of the Corporation’s budgeting process.

Nominating Committee

The Nominating Committee is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors. An additional discussion of the responsibilities of the Nominating Committee is contained on page 19 of this Proxy Statement.

BOARD AND COMMITTEE MEMBERSHIP AND MEETINGS

In 2008, each incumbent director attended at least 75 percent of the total number of meetings of the Board and the committees on which he or she serves. In addition, all board members are expected to attend the annual meeting of shareholders, and all attended in 2008. Current committee membership and the number of meetings of the full board and each committee in 2008 are shown in the table below.

DIRECTORS' FEES

Compensation paid to directors who are not employees during 2008 was as follows:

Cash compensation during 2008 consisted of:

•	A retainer of $5,000 per quarter.
•	Board meeting attendance fee of $7,500. This fee is reduced to $1,500 in the case of telephonic attendance and reduced to zero in the case of non-attendance.
•	No additional fees are paid for committee membership or meetings
•	The Chairman of the Audit Committee receives $2,500 per quarter as compensation for the chairman’s preparation time.
•	Reimbursement for customary and usual travel expenses.

Directors who are employed by the Corporation do not receive directors’ fees.

COMMON STOCK BENEFICIALLY OWNED BY DIRECTORS AND MANAGEMENT

The following table contains information concerning shares of Class A and Class B Common Stock of the Corporation beneficially owned on March 17, 2009 by all directors and nominees, the five most highly compensated executive officers (the “Named Executive Officers”) and by all directors and officers as a group:

(1)

Unless otherwise indicated, shares disclosed are those as to which the beneficial owner has sole voting and investment powers with respect to Class A shares or sole investment power with respect to Class B shares; and includes the beneficial interest of spouses and minor children who share the same residence as the named individual.

(2)	A total of 12,105,778 Class B shares were issued and outstanding or subject to currently exercisable options as of March 17, 2009.
(3)

Includes 13,875 Class A shares owned by Mr. O’Mara’s wife and 57,375 Class A shares held in trust for his children, with Mr. O’Mara serving as trustee. Mr. O’Mara disclaims any beneficial interest in these shares.

(4)

Includes 36,375 Class A shares owned by Mr. Patrick’s wife and 236,862 Class B shares owned by a private family foundation in which Mr. Patrick is an officer and director. Mr. Patrick disclaims any beneficial interest in any of these shares.

(5)

See “Beneficial Owners of More than 5% of the Common Stock” for Class A shares. The shares reported in the above table for Nathan, Norton, Robert and Steven Shapiro include 755,009 Class A and 1,817,140 Class B shares owned by the Shapiro Family Limited Partnership, a family charitable foundation, three partnerships: Gelbart Fur Dressers; Jay Ell Company and Diversified Enterprises and Emlin Cosmetics, Inc. Nathan, Robert, Norton and Steven Shapiro are beneficial owners and/or share investment power with respect to the shares owned of record by these entities and, accordingly, these shares are included in the listing for individual beneficial ownership of each of the Shapiro Family members.

(6)	Total ownership by officers, directors and nominees equals 44.7% of the aggregate of all Class A and Class B shares outstanding on the record date.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires certain executive officers, directors and ten percent (10.0%) beneficial owners to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Copies of those reports must be furnished to the Corporation. Based solely on a review of the Section 16(a) reports furnished to the Corporation with respect to 2008 and written representations from the affected executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2008 were satisfied.

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion provides an overview of the philosophy and objectives, administration and material elements of and decisions relating to our executive compensation program for 2008 and changes to the program for 2009, especially with respect to the executive officers listed in the Summary Compensation Table (the “Named Executive Officers”).

Executive Compensation Philosophy & Objectives

The Corporation’s compensation philosophy and objectives are directly related to our business strategy and objectives. The Committee believes that, in order to maximize stakeholder value, executive compensation should be aligned with business strategy, and more specifically, financial, operational and strategic goals. The Corporation’s executive officers and the Committee have designed executive compensation programs that are predicated on the same philosophical points that guide the Corporation in establishing all its compensation programs. Compensation programs should:

•	Attract, retain, and motivate highly talented individuals at all levels of the organization;.
•	Recognize the unique, cyclical nature of the markets in which the Corporation operates and the external factors to which the Corporation is subjected; and,
•	Ensure that an appropriate relationship exists between executive pay and the creation of shareholder value.

The Committee believes that executive pay programs in 2008 support these philosophical objectives. However, changes in the programs for 2009 represent refinements and evolution of our programs to more closely align with shareholders.

Executive Compensation Administration

The Role of the Compensation and Employee Benefits Committee

The Compensation and Employee Benefits Committee of our Board of Directors (the “Committee”) determines the compensation paid to our executive officers. The Committee administers, considers, adopts, reviews and revises executive officer compensation plans, programs, and guidelines. The Committee is responsible for approving all components of each individual executive officer’s compensation, including the Named Executive Officers.

The Role of Executive Officers

Our Chairman and Chief Executive Officer, Gary Miller (the “CEO”), provides the Committee with input and recommendations on the compensation arrangements for each of the other Named Executive Officers. The CEO does not have decision authority regarding his own level of compensation. Our CEO participates in Committee meetings at the Committee’s request to provide:

•	Background information regarding our operating and financial objectives;
•	His evaluation of the performance of the executive officers, including all of the other Named Executive Officers; and
•	Recommendations for compensation awards and opportunities for executive officers, including all Named Executive Officers.

The Role of the Committee’s Advisor

The Committee has the authority to engage an executive compensation consultant or other advisor as necessary to fulfill its duties to the Corporation’s shareholders. In 2008, the Corporation engaged Pearl Meyer & Partners (“PM&P), an independent executive compensation consulting firm, to conduct an executive compensation review and provide feedback on the Corporation’s executive compensation programs in general. Because PM&P offers no services other than executive compensation consulting services, Baldwin & Lyons believes the services it receives from PM&P are objective and free from undue influence.

PM&P advised the Committee and members of management on all principal aspects of executive compensation, including program design and the competitiveness of executive compensation levels. PM&P reported directly to the Committee although PM&P personnel met with executive officers and other members of management from time to time to gather information or to obtain management’s perspective on executive compensation matters. PM&P attended Committee meetings at the Committee’s request including executive sessions where no executive officers or other employees of the Corporation were present.

Executive Compensation Strategy

The Corporation and Committee have developed a pay strategy that supports the Corporation’s compensation philosophy and supports execution of the Corporation’s business strategy. For the Named Executive Officers, the Committee has developed a set of executive compensation guiding principles:

•	Pay is targeted at a level that will allow the Corporation to attract, retain and motivate top executive talent;
•	Pay programs should recognize the significant industry experience, averaging over 25 years, of our Named Executive Officers;
•	Incentive compensation programs should support long-term decision-making and an expectation of long-term financial growth; and,
•	Benefits and perquisites should only be offered to the extent there is valid business rationale for offering them.

These guiding principles have been executed through the pay strategy for 2008 and are further explained below:

•	Base salaries are above the market 75th percentile in recognition of significant tenure and experience, and to ensure continued attraction and retention of executive talent;
•

Annual incentive opportunities are below the market 25th percentile so as not to encourage engaging in short-term profit opportunities at the expense of long-term decision-making and increases in long-term shareholder value;

•

Long-term incentives have traditionally been delivered in the form of equity appreciate rights (“EARs”) which focus on financial returns strongly correlated to shareholder value, rather than through the use of actual equity (EARs are described further below); and,

•	Limited perquisites are offered, primarily consisting of a vehicle provided at the Corporation’s expense.

Defining the Competitive Market

Because of the unique nature of the combination of markets which the Corporation operates, the Committee does not believe that there are individual companies to which it can reliably compare the performance of the Corporation over a limited period of time. However, the Committee believes it appropriate to define competitive compensation levels consistent with the Corporation’s target talent market, namely similarly-sized companies engaged in the underwriting of property and casualty insurance in specialty markets. This group of companies represents the Corporation’s “Peer Group”, and included the following companies for 2008:

Navigators Group Inc	Midland Co
First Mercury Financial Corp	Amtrust Financial Services
Safety Insurance Group Inc	Donegal Group Inc
RLI Corp	Tower Group Inc
Mercer Insurance Group Inc	Meadowbrook Ins Group Inc
National Interstate Corp	Hallmark Financial Services
Specialty Underwriters

Baldwin & Lyons was near the 25th percentile of the peer group in terms of total revenue, total assets, and total employees at the beginning of 2008. The Committee believes this peer group accurately reflects the Corporation’s market for executive talent.

Benchmarking Executive Compensation

To assist the Committee in its review of the competitiveness of executive compensation programs, PM&P provided compensation data from annual reports and proxy statements from companies in this Peer Group to the Committee for executive compensation benchmarking and analysis purposes. The Committee used this data to compare the compensation of our executive officers to our targeted pay positioning. This compensation data reflects our target talent market and therefore, market compensation levels.

In addition to peer group data, PM&P also analyzed compensation survey data. The survey data focused on publicly-traded companies of a similar size in our industry. The specific companies comprising the survey sources were not central to any decision made or not made by the Committee. The survey data also used general industry data as a supplemental data source, particularly for functional positions where industry expertise is not necessarily required.

Components of Executive Compensation for 2008

The principal components of our 2008 executive compensation program for executive officers, including our Named Executive Officers, were:

Base salary;

Annual incentives;

Long-term incentives; and,

Employee benefits and perquisites

Each of these elements is discussed more fully below.

Base Salary

The Committee annually reviews and, if appropriate, adjusts each executive officer’s base salary. The Committee considers several factors when determining if a base salary increase is warranted and how much of an increase is appropriate. These factors include:

Corporation performance against business objectives;

Changes in levels of responsibility;

Individual performance for the previous year;

Internal equity; and,

Market conditions

While the Committee considers these factors to guide its decisions, it does not rely on them exclusively. The Committee typically exercises significant business judgment based on an assessment of compensation levels and alignment with our compensation philosophy and pay strategy. The Corporation provided base salary increases for each of Named Executive Officers in 2008 based on the criteria enumerated above with larger increases allocated to persons whose areas of responsibility increased during the previous year.

For 2009 the Committee has determined not to increase base salaries from their current levels for most of the Named Executive Officers in an effort to gradually shift a greater share of total compensation into variable pay.

Annual Incentives for 2008

The Corporation’s executive officers, including each of the Named Executive Officers, participate in the Corporation’s annual incentive plan. Each participant in the plan is provided with a target annual incentive opportunity according to the pay strategy discussed above.

Annual incentive bonuses for 2008 were determined using a preset formula-based bonus program consisting of two components: 75% dependent on a component based on pre-tax operating profit and 25% dependent on a component based upon an evaluation of each officer’s individual performance against criteria established at the beginning of the year. A more detailed description of the Executive Bonus Plan for 2008 was included, starting on page 15, of the Proxy Statement for the Annual Meeting of Shareholders for the meeting held May 6, 2008.

For the operating profit component, the Committee set a performance goal at the beginning of the year based on its evaluation of expected performance. At the end of the year, actual performance is compared to the performance goal using pre-determined leverage factors. For 2008, because actual performance was below the target, bonuses were reduced from the 2007 levels, as reflected in the Bonus column of the Summary Compensation Table.

For the individual performance component, the Chairman & CEO evaluated each of the Named Executive Officers, with the exception of himself and made recommendations to the Committee on actual discretionary awards for each of the Named Executive Officers. The Committee accepted the CEO’s recommendations for these amounts and also determined a discretionary award for the Chairman & CEO based on the same set of individual performance criteria. The discretionary awards recognize the significant effort and achievement of the executive team in being able to profitably compete in a challenging market and to develop a strategic plan for expansion into new product lines.

Long-term Incentives for 2008

The Corporation has, in the past, granted stock options to certain executive officers and other employees of the Corporation. However, since 1997, the Committee has not widely used the Corporation’s common stock to compensate executive officers and other employees of the Corporation. Instead, for several years the Corporation has utilized “equity appreciation rights” as our sole form of long-term incentives for executive officers and other management personnel. Equity appreciation rights provide deferred compensation to employees, including the Named Executive Officers, based on the increase in the Corporation’s book value, with certain adjustments for extra dividends paid to shareholders, over a five-year period. This program results in compensation which is directly linked to the Corporation’s performance and increases in the book value of the Corporation. The Committee believes the book value of the Corporation tracks shareholder value and stock prices, closely aligning value realized from equity appreciation rights with shareholder value creation. Reductions in the value of equity appreciation rights for the Named Executives during 2008, resulting from a decline in the Corporation’s book value, are shown in the Non-Equity Incentive Compensation column of the Summary Compensation Table.

Equity appreciation rights vest ratably over a three-year period, have exercise restrictions and can not be exercised until near their expiration date and, further, termination of employment for reasons other than death, disability or retirement results in forfeit of vested rights. These plan provisions provide employee retention benefits to the Corporation. Equity appreciation rights, when granted, have historically been widely distributed to all salaried employees in amounts proportional to their job responsibilities and annual salary bases.

The Committee has historically granted equity appreciation rights every four years but does not follow a set schedule of grants. Equity appreciation rights were last awarded in 2007 and no equity appreciation rights or other form of long-term compensation was granted in 2008.

Employee Benefits and Perquisites

We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental and disability insurance and our 401(k) Plan, to the same extent offered to all employees of the Corporation. We match contributions made by our executive officers to our 401(k) Plan consistent with the matching contribution for all participants of the plan.

The Committee has also approved arrangements providing executive officers with the use of a Corporation-owned automobile, including maintenance costs, insurance coverage and partial gas allowance.

As part of a stock option grant during 1997, all employees, including the executive officers, were granted pass through of any tax savings provided to the Corporation by the exercise of options by the employees. Amounts are paid to the employee in the year following the option exercise year after the computation of actual tax savings is completed. Tax savings from this grant is reflected in the All Other Compensation column of the Summary Compensation Table. All options granted in 1997 have been exercised and no further obligation for payment of tax pass-throughs exists.

Plan Changes for 2009

Annual Incentives for 2009

For 2009, the Committee has determined to maintain the basic structure of the annual incentive plan utilized in 2008. However, consistent with the goal of shifting a greater portion of total compensation into variable pay, annual cash bonuses, available to all employees, based on years of service and base salary, are being eliminated for all senior executives, including the Named Executive Officers. An equivalent value is being added to the annual incentive opportunity, along with a modest premium to recognize the increased risk to that element of compensation.

Any incentives earned as a result of the 2009 annual incentive plan will be paid early in 2010. Two-thirds of the total incentive earned will be paid in the form of cash and one-third in the form of restricted Class B stock. The restricted stock will be granted to each senior executive, including the Named Executive Officers, based on the closing price of the stock on the day the award is determined. Shares will vest one third per year over a three year period.

A more detailed description of the Executive Bonus Plan effective beginning in 2009 is included starting on page 16 of this document.

Long-term Incentives for 2009

With the exception of the potential payment of one-third of 2009 annual incentive bonuses in the form of restricted stock (described above), the Committee has determined to make no new grants of equity appreciation rights or other long-term incentives for 2009.

Other Compensation Matters

The Corporation has not entered into employment, severance or change-in-control agreements with any employees, including the Named Executive Officers, which would provide compensation in the event of a termination. All employees of the Corporation are employed on an at-will basis and either the employee or the Corporation is free to terminate the employment relationship at any time. The Corporation does maintain a traditional severance program which provides for severance benefits in the event that any employee, including Named Executive Officers, is involuntarily terminated without cause.

The Corporation has no post-retirement benefit programs or pension or retirement plans, other than its 401(k) Profit Sharing Plan which is generally available to all employees.

Section 162(m) of the Internal Revenue Code, limits the Corporation’s ability to take a tax deduction for certain compensation paid in excess of $1 million to the Named Executive Officers listed in the summary compensation table below. However, performance-based compensation, as defined in the tax law, is fully deductible if the programs are approved by shareholders and meet certain other requirements. The Committee has considered the impact of Section 162(m), and the regulations thereunder, on the deductibility of executive compensation by the Corporation and has determined that all bonus and deferred compensation plans should be submitted to shareholders for approval to allow for deductibility of compensation paid under these plans. The Committee will continue to monitor the regulations and any possible impact they may have on the Corporation, and to take appropriate steps when, and if, any measures are necessary.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Executive Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that the Executive Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and this proxy statement.

COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE

John D. Weil, Chairman
Thomas H. Patrick

John A. Pigott

Kenneth D. Sacks

SUMMARY COMPENSATION TABLE

GRANTS OF PLAN-BASED AWARDS TABLE

No non-equity incentive plan awards nor equity incentive plan awards were granted during 2008 and, accordingly, this table has been omitted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

No option awards nor stock awards are outstanding as of December 31, 2008 and, accordingly, this table has been omitted.

OPTION EXERCISES AND STOCK VESTING TABLE

No options were exercised during 2008 and, accordingly, this table has been omitted. No stock awards have ever been granted.

2002 STOCK PURCHASE PLAN

At the 2002 Annual Meeting of Shareholders, the shareholders of the Corporation adopted the Baldwin & Lyons, Inc. 2002 Stock Purchase Plan (the “Stock Purchase Plan”). The Stock Purchase Plan was intended to encourage officers and certain management personnel of the Corporation to purchase additional Class B Common Shares in the open market. The Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating management personnel to make those purchases. Each loan is evidenced by a ten year full recourse promissory note, interest only payable annually in arrears and is secured by a pledge of all of the shares purchased. The loans were offered to officers and certain other management personnel and forty-nine employees originally participated in the program. As of December 31, 2008, eight employees have outstanding loans with all others having been fully repaid to the Corporation. For detailed information concerning the loans to the Named Executive Officers as well as overall information concerning the loans to all employees see “Transactions with Management and Others” on page 21 of this Proxy Statement. As a result of legislation enacted during 2002, no further loans will be made under the 2002 Stock Purchase Plan.

APPROVAL OF THE BALDWIN & LYONS, INC. EXECUTIVE INCENTIVE BONUS PLAN

General

The BALDWIN & LYONS, INC. EXECUTIVE INCENTIVE BONUS PLAN (the “Incentive Bonus Plan”) to be utilized beginning in 2009 was adopted by the Compensation Committee and approved by the Board of Directors. The Board of Directors has directed that the Incentive Bonus Plan be submitted to the shareholders of the Corporation for approval at the Annual Meeting of shareholders. As a part of the Compensation Committee’s ongoing monitoring of the impact of Section 162(m) of the Internal Revenue Code (the “Code”) on the Corporation, it was determined that it was in the best interests of the Corporation and its shareholders to take all steps necessary to satisfy the requirements of Section 162(m) in order to assure that compensation to the Named Executive Officers would be deductible for tax purposes.

The Incentive Bonus Plan is designed to qualify as providing “performance-based” compensation under Section 162(m) of the Code, which requires that the program be subject to stockholder approval. “Performance-based” compensation meeting the requirements of Section 162(m) of the Code is generally exempt from the federal income tax law which disallows a tax deduction for annual compensation over $1,000,000 that a corporation subject to SEC reporting requirements pays to certain of its most highly compensated executives.

Eligibility

Participation in the Incentive Bonus Plan is limited to officers holding the position of Vice President or above. There are currently thirteen (13) persons who are eligible to participate in the Incentive Bonus Plan. During the first ninety days of each calendar year the Compensation Committee will designate those executive officers who will participate in the Incentive Bonus Plan for that year.

Determination of the Amount of the Bonus

During the first ninety days of each calendar year, the Compensation Committee will establish a target bonus for each designated executive based on the executive’s duties and base salary. The target bonus will not necessarily be uniform for all executives, and the Compensation Committee may utilize its discretion in establishing the target for each participant. Once the Compensation Committee has set the target bonus, it has the discretion to lower the bonus, or eliminate it entirely; however, the Compensation Committee does not have discretion to raise the target bonus.

The Compensation Committee has established a “hurdle” and individual performance goals for purposes of calculating the amount, if any, of the bonus. The hurdle is referenced to the expected operating profit of the Corporation, before federal income taxes, as approved by the Board of Directors. Seventy five percent (75%) of the executive’s bonus will be determined by referencing the actual operating profit for the year against the hurdle amount. This portion of the bonus will increase or decrease as actual operating income is higher or lower than the hurdle within a range of 75% of the hurdle, referred to as the “threshold” and 150% of the hurdle, referred to “superior performance”. The formula will multiply 75% of the target bonus by the percentage difference within this range times two. Therefore, if operating income falls below the threshold, this portion of the bonus is eliminated. If operating income equals or exceeds superior performance, the maximum that this portion of the bonus could be is double the target. The remaining twenty five percent (25%) of each executive’s bonus will be determined based upon the attainment of pre-established individual performance goals, as approved by the Committee.

The Incentive Bonus Plan will provide an objective formula for computing the amount of compensation payable to each participant based on a combination of: (i) the overall operating performance of the Corporation and (ii) attainment of individual performance goals. The unique nature of the Corporation’s business, the relationship of the functions and duties of the various executives and a desire to foster cooperation and team oriented performance among the executives has led the Compensation Committee and the Board of Directors to the conclusion that a bonus plan weighted more heavily toward overall corporate performance more closely aligns the interests of the executives with those of the shareholders than other systems which might be implemented. Having a portion of the target bonus isolated from the overall performance of the Corporation also provides an individual incentive to perform at peak levels even in times of economic downturns which may have a negative effect on the operating income of the Corporation even though one, or all of the executives, are performing at a very high level.

Awards earned for a calendar year will be payable following the completion of the calendar year, upon certification by the Compensation Committee that it has reviewed the results of the Corporation for the year and that it has determined whether it should make any downward adjustments in the target bonus amounts. The non-employee members of the Board of Directors must approve the bonus computations before any bonuses are paid.

Payment of Awards-Post Employment Matters

Approved bonuses under the Incentive Bonus Plan will be paid two-thirds in cash and one-third in restricted shares of the Corporation which will vest over a three year period from the date of grant. Restricted stock will be valued based on the closing price of the stock on the day the award is determined. Non-vested restricted shares will be forfeited should an executive’s employment terminate for any reason other than death, disability, or retirement as defined by the Committee.

In the event an executive ceases employment with the Corporation during a year by reason of death, disability, or retirement, as defined, the Committee may, but is not obligated to, allow payment of a bonus equal to the pro rata portion of the bonus otherwise available to the executive. The maximum amount of the bonus shall be computed by determining the bonus that would otherwise be payable and multiplying that number by a fraction, the numerator of which is the number of days in the year prior to termination of employment and the denominator of which is 365. If the executive ceases employment on account of death, disability or retirement, as defined, after the completion of an entire calendar, the full bonus will be paid to either the executive or his/her personal representative.

Administration

The Incentive Bonus Plan is administered by our Compensation Committee, which is comprised solely of outside directors as defined under Section 162(m) of the Code.

Amendment and termination of the Incentive Bonus Plan

The Incentive Bonus Plan may be amended from time to time, in whole or in part, by the Compensation Committee, subject to approval of the Board of Directors, but no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m) of the Code.

Required Vote

Approval of the Incentive Bonus Plan requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting of Stockholders in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” approval of the Incentive Bonus Plan.

The Board of Directors recommends a vote “FOR” the approval of the Baldwin & Lyons Executive Incentive Bonus Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Membership

All members of the Audit Committee are independent as defined in both the NASDAQ listing standards and the Securities and Exchange Commission standards applicable to audit committee members. The Audit Committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com. The board of directors has determined that Otto N. Frenzel IV is an audit committee financial expert, as defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation. During the calendar year 2008, the Audit committee met five times. The full Audit Committee discussed and reviewed the interim financial information contained in the Corporation’s quarterly Forms 10-Q with the CEO, the CFO and the independent auditors prior to filing with the Securities and Exchange Commission.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the auditors any relations that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal audit manager and the independent auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee also reviewed both with the independent auditors and the internal audit manager their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee reviewed the audited financial statement of the Corporation as of and for the year ended December 31, 2008, with management and the independent auditors. Management has the responsibility for the preparation of the Corporation’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to the shareholder approval, of the independent auditors and the Board of Directors concurred in the recommendation.

Also see comments regarding pre-approval of audit fees contained in Independent Auditor Fees, below.

AUDIT COMMITTEE

Otto N. Frenzel, IV, Chairman	John M. O’Mara	John Pigott

INDEPENDENT AUDITOR FEES

Audit Fees

Fees for audit services performed by Ernst & Young LLP are expected to total $508,600 for the year ended December 31, 2008 and totaled $486,250 for the year ended December 31, 2007, including fees associated with the annual audit, reviews of quarterly reports on Forms 10-Q and statutory audits and loss reserve certifications required by regulatory authorities as well as the review of the internal controls of the Corporation by Ernst & Young LLP as required by Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees

Fees for audit-related services paid to Ernst & Young LLP are expected to total $5,000 for the year ended December 31, 2008 and totaled $14,180 for the year ended December 31, 2007, consisting of certification of reports required by regulatory authorities and assistance regarding routine audits by regulatory authorities.

Tax Fees

Fees for tax services, including fees for review of the consolidated federal income tax return and assistance with electronic filing, are expected to total $16,000 for the year ended December 31, 2008 and totaled $15,500 for the year ended December 31, 2007.

All Other Fees

No fees were billed by Ernst & Young LLP for professional services rendered during the fiscal years ended December 31, 2008 and 2007 other than those specified above.

The Audit Committee pre-approves audit engagement terms and fees prior to the commencement of any audit work, other than that which may be necessary for the independent auditor to prepare the proposed audit approach, scope and fee estimates. The independent auditors submit a written proposal that details all audit and audit-related services. Revisions to the written proposal, if necessary, are also submitted in writing. Audit fees, including internal control attestation required by Sarbanes-Oxley Act, are fixed and contained in the proposal. The Corporation received a proposal for the audit engagement for the year 2008 and the Audit Committee reviewed the nature and dollar value of services provided under the engagement. Future revisions, if any, will be reviewed and pre-approved by the Audit Committee.

All services described above under the captions “Audit Fees”, Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee pursuant to SEC Regulation S-X, Rule 2-01(c)(7)(i).

COMPOSITION AND FUNCTIONS OF THE NOMINATING COMMITTEE.

The Board of Directors has formed a separate nominating committee, consisting solely of Independent Directors, for the purpose of consideration and nomination of directors of the Corporation. The nominating committee has a charter, a copy of which may be found in the corporate governance section of the Corporation’s website at www.baldwinandlyons.com. The current members of the Nominating Committee are Stuart D. Bilton, Chairman, Otto N. Frenzel IV and John A. Pigott. The Nominating Committee is responsible for selecting the nominees for election as directors and reviewing with the Board of Directors, on an annual basis, the requisite skills and characteristics of members of the Board of Directors. The skills and characteristics assessed include independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the Board of Directors as a whole.

The members of the Nominating Committee consider candidates with the following qualifications (though they are not necessarily limited to candidates with such qualifications) and no one factor is considered more important than any other factor:

•	Chief executive officers or senior executives, particularly those with experience in finance, insurance, investments, marketing and operations.
•	Individuals who meet the current criteria of the Securities and Exchange Commission and NASDAQ to be considered as Independent Directors.

Any shareholder nominee, together with any information about the candidate’s qualifications, will be evaluated by the members of the Nominating Committee along with any other proposed candidates. A shareholder wishing to nominate a candidate for the Board of Director should send a written nomination to the Corporate Secretary at the principal offices of the Corporation. The nomination should specify the nominee’s name and other qualifications, including, but not limited to, those specified above. To be considered, a nomination must be received at least 120 days prior to the next annual meeting of shareholders. In the case of the 2010 annual meeting, the deadline is November 30, 2009. All recommendations must be accompanied by a written consent of the nominee to be nominated for election to the Corporation’s Board of Directors.

The Nominating Committee selected each of the nominees included for election in this Proxy Statement.

SHAREHOLDER COMMUNICATION

The Board of Directors has determined to provide a process by which shareholders may communicate with the Board as a whole, a Board Committee or individual directors. Shareholders wishing to communicate with either the Board as a whole, a Board Committee or an individual member may do so by sending a written communication addressed to the Board of Directors of Baldwin & Lyons, Inc. or to the committee or to an individual director, c/o Corporate Secretary, Baldwin & Lyons, Inc., 1099 N. Meridian Street, Indianapolis, Indiana, 46204 or by sending an electronic mail message to boardofdirectors@baldwinandlyons.com.

All communications will be compiled by the Secretary of the Corporation and submitted to the Board of Directors or the addressee not later than the next regular Board meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholder proposals to be presented at the 2010 Annual Meeting of Shareholders must be received by the Corporation at its principal office on or before November 30, 2009 to be considered for inclusion in the Corporation’s proxy materials for that meeting.

CODE OF CONDUCT

The Board of Directors has adopted a Code of Business Conduct which is applicable to all directors, officers at the vice president level and above as well as certain other employees with control over accounting data. The Code of Business Conduct is available on the Corporation’s website at www.baldwinandlyons.com.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Corporation, through its subsidiary, Protective, has invested $9,000,000 in two limited partnerships, with a market value of approximately $11,117,000 at year end 2008, managed by Millennium Group, LLC (“Millennium”). Millennium is partially owned by NV Capital Holdings II, LLC (“NV”). Thomas H. Patrick, together with Nathan Shapiro, Steven Shapiro and affiliates, own 34% of NV in the aggregate. Messrs. Patrick, Nathan Shapiro and Steven Shapiro are directors of the Corporation. During 2008, Protective has recorded $179,541 in management fees and no performance based fees to Millennium for management of these limited partnerships. The Corporation has been informed that the fee rates applied to its investments in partnerships managed by Millennium are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective also has invested $15,000,000 in the New Vernon India Fund, L.P. (“India Fund”) which is managed by New Vernon Management, LLC (“NVM”), an affiliate of NV and which has a market value of approximately $18,761,000 at year end 2008. During 2008, Protective recorded $601,956 in management fees and $0 in performance based fees to NVM and its affiliates for management of this limited partnership. The Corporation has been informed that the fee rates applied to its investment in the India Fund are the same as, or lower than, the fee rates charged to unaffiliated customers for similar investments.

Protective utilizes SF Investments, Inc. (“SF”), a broker-dealer firm, for management of portions of its investment portfolio. Nathan Shapiro is the President and Steven Shapiro is Vice President of SF. SF manages a portion of Protective’s equity securities portfolio with a market value of approximately $1,865,000 at year end 2008 and serves as agent for a limited number of purchases and sales of securities. The Corporation has been informed that commission rates charged by SF to the Corporation and its subsidiaries are no higher, and often less than, rates charged to non-affiliated customers for similar investments. Total commissions earned by SF on these transactions were approximately $1,645 during 2008. SF also manages a portion of Protective’s fixed income securities portfolio with a market value of approximately $17,467,000 at year end 2008. Fees paid for the management of this portfolio totaled approximately $25,300 during 2008. The Corporation also paid approximately $144,300 during 2008 to SF and its affiliates for advice and counseling on the Corporation’s investment portfolios.

During 2008, the Corporation remodeled potions of its headquarters building utilizing the services of two corporations owed in whole or in part by Gary W. Miller, C.E.O. of the Corporation or his wife. Charges for these services totaled $196,450. The Corporation has been informed that the rates charged for these products and services are the same as, or lower than, the rates charged to unaffiliated customers for similar services.

The 2002 Stock Purchase Plan authorized the Corporation to loan the funds necessary to enable participating employees to purchase shares of Class B Common stock of the Corporation. The loans were made to a total of forty-nine employees, including the Named Executive Officers. The full-recourse notes evidencing the loans bear interest at the prime rate effective on the date of the loan and are secured by share certificates covering the full value of the loans. As of December 31, 2008, a total of $2,112,384 in principal and $86,137 in interest was owed to the Corporation by loan plan participants. Included within those amounts are sums due from Mr. DeVito of $1,615,637 and from Mr. Morfas of $199,474. During the year ended December 31, 2008, all loan plan participants paid interest to the Corporation in the sum of $110,234, including $80,382 paid by Mr. DeVito and $9,980 paid by Mr. Morfas. There were no defaults on any of the loans. As a result of legislation enacted during 2002, no further loans will be made under the 2002 Stock Purchase Plan.

INDEPENDENT AUDITORS

Subject to ratification by the shareholders, the Board of Directors has appointed Ernst & Young LLP as independent auditors to audit the financial statements of the Corporation for 2009. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will be provided an opportunity to make a statement should they desire to do so and will be available to respond to appropriate inquiries from the shareholders. Ernst & Young LLP has acted as the Corporation’s independent auditors since 1970.

The Board of Directors recommends a vote “FOR” ratification of the selection of Ernst & Young LLP as independent auditors.

VOTE REQUIRED FOR APPROVAL

Shareholders owning a majority of the Class A shares outstanding must be present or represented by proxy in order to constitute a quorum for the transaction of business. Thus, a total of 1,311,555 Class A shares will be required at the meeting for there to be a quorum. In order to elect the directors for the ensuing year, to approve the Executive Incentive Bonus and to confirm the appointment of Ernst & Young LLP as the Corporation’s independent auditors, a majority of the votes present at the meeting, either in person or by proxy, a quorum being present, will be required.

OTHER MATTERS

The Corporation knows of no other matters to be presented for action at the meeting. If any other matters should properly come before the meeting, or any adjournment of the meeting, those matters will be acted on by the persons named as proxies in the accompanying Proxy. The proxies will use their best judgment to vote the shares in the best interests of the Corporation.

The Annual Report to Shareholders contains financial statements for the year ended December 31, 2008 and other information about the operations of the Corporation. The Annual Report is enclosed with this proxy statement but is not regarded as proxy soliciting material. In addition, the Report of the Compensation and Employee Benefits Committee included in this proxy statement is not regarded as proxy soliciting material.

Each shareholder is urged to mark, date, sign and return the enclosed proxy card in the envelope provided for that purpose. Prompt response is helpful, and your cooperation will be appreciated.

April 6, 2009

By Order of the Board of

Directors

Craig A. Morfas

Secretary